EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2011, in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-174139) and related Prospectus of Carbonite, Inc. for the registration of 7,187,500 shares of its common stock.
/s/ Ernst & Young LLP
Boston, Massachusetts
July 28, 2011